Schedule 13G                                                        Page 1 of 11

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          (Amendment No. _________)(1)

                              HC Innovations, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    40413G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 13, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                        Page 2 of 11


CUSIP No. 40413G101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hebrides GP, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,800,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,800,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,800,000 (Reporting person disclaims beneficial ownership of shares held by Hebrides, L.P. which represent the interests of partners of Hebrides, L.P.)

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 3 of 11


CUSIP No. 40413G101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hebrides, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,800,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,800,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 4 of 11


CUSIP No. 40413G101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hebrides II Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           200,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         200,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 5 of 11


CUSIP No. 40413G101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hebrides Capital Management, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           200,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         200,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      200,000 (Reporting person disclaims beneficial ownership of shares held by Hebrides II Offshore Fund, Ltd. which represent the interests of shareholders of Hebrides II Offshore Fund, Ltd.).
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 6 of 11


CUSIP No. 40413G101

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Anthony D. Bune
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,000,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,000,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,000,000 (Reporting person disclaims beneficial ownership of shares held by Hebrides, L.P. and Hebrides II Offshore Fund, Ltd. which represent the interests of other partners and shareholders, respectively, of such entities).
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |-|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 7 of 11


CUSIP No. 40413G101

Item 1(a).  Name of Issuer:

            HC Innovations, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            6 Corporate Drive, Ste 420, Shelton, CT 06585


Item 2(a).  Name of Person Filing:

            Hebrides, L.P., Hebrides GP, LLC, Hebrides II Offshore Fund, Ltd., Hebrides Capital Management, LLC, Anthony D. Bune


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            600 Third Avenue, 17th Floor, New York, NY 10016

Item 2(c).  Citizenship:

            See pages 2, 3, 4, 5 and 6

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            40413G101


Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

Schedule 13G                                                        Page 8 of 11


CUSIP No. 40413G101


      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned: See pages 2, 3, 4, 5, and 6

      (b) Percent of class:

       See pages 2, 3, 4, 5, and 6

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

               See pages 2, 3, 4, 5, and 6

          (ii)  Shared power to vote or to direct the vote:

               See pages 2, 3, 4, 5, and 6

          (iii) Sole power to dispose or to direct the disposition of:

               See pages 2, 3, 4, 5, and 6

          (iv)  Shared power to dispose or to direct the disposition of:

               See pages 2, 3, 4, 5, and 6

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]. Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

           Not Applicable.

Schedule 13G                                                        Page 9 of 11


CUSIP No. 40413G101


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable.

Item 8.  Identification  and  Classification  of Members of the Group.

            See attached Exhibit A and pages 2, 3, 4, 5 and 6

Item 9.  Notice of Dissolution of Group.

            Not Applicable

Item 10.  Certifications.

      (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


      (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

Schedule 13G                                                       Page 10 of 11


CUSIP No. 40413G101

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                March 30, 2007

                                                Hebrides, L.P.

                                                By: Hebrides GP, LLC
                                                      its general partner


                                                By: /s/ Anthony D. Bune
                                                    -------------------
                                                       Anthony D. Bune,
                                                       Managing Director


                                                Hebrides GP, LLC

                                                By: /s/ Anthony D. Bune
                                                    -------------------
                                                Anthony D. Bune,
                                                Managing Director



                                                Hebrides II Offshore Fund, Ltd.

                                                By: /s/ Anthony D. Bune
                                                    -------------------
                                                Anthony D. Bune,
                                                Director


                                                Hebrides Capital Management, LLC

                                                By: /s/ Anthony D. Bune
                                                    -------------------
                                                Anthony D. Bune,
                                                Managing Director


                                                /s/ Anthony D. Bune
                                                -------------------
                                                Anthony D. Bune


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Schedule 13G                                                       Page 11 of 11


CUSIP No. 40413G101


      Exhibit A
      Joint Filing Agreement

      Hebrides, L.P., Hebrides GP, LLC, Hebrides II Offshore Fund, Ltd., Hebrides Capital Management, LLC, and Anthony D. Bune each hereby agrees that
Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of shares of a common Stock of HC Innovations, Inc. are filed jointly on behalf of each such person.

Dated: March 30, 2007


Hebrides, L.P.


By: Hebrides GP, LLC
    its general partner


By: /s/ Anthony D. Bune
    -------------------
Anthony D. Bune, Managing Director


Hebrides GP, LLC


By: /s/ Anthony D. Bune
    -------------------
Anthony D. Bune, Managing Director


Hebrides II Offshore Fund, Ltd.


By: /s/ Anthony D. Bune
    -------------------
Anthony D. Bune, Director


Hebrides Capital Management, LLC


By: /s/ Anthony D. Bune
    -------------------
Anthony D. Bune, Managing Director


/s/ Anthony D. Bune
-------------------
Anthony D. Bune